Exhibit 99.1

Châtillon, France, May 31, 2024

DBV Technologies Announces Plan to Implement ADS Ratio Change

DBV Technologies (Euronext: DBV – ISIN: FR0010417345 – Nasdaq Stock Market: DBVT—CUSIP: 23306J101), a clinical-stage biopharmaceutical company focused on treatment options for food allergies and other immunologic conditions with significant unmet medical need, previously announced plans to change the ratio of its American Depositary Shares (“ADSs”) to its ordinary shares (the “ADS Ratio”), nominal value €0.10 (ten cents) per share, from the current ADS Ratio of one (1) ADS to one-half (1/2) of one (1) ordinary share to a new ADS Ratio of one (1) ADS to one (1) ordinary share (the “ADS Ratio Change”) to be effective on or about June 3rd, 2024. The Company now anticipates that the ADS Ratio Change will be effective on or about June 7th, 2024 (the “Effective Date”).

For the Company’s ADS holders, the change in the ADS Ratio will have the same effect as a one-for-two reverse ADS split and is intended to enable the Company to regain compliance with the Nasdaq minimum bid price requirement. On the Effective Date, registered holders of company ADSs held in certificated form will be required on a mandatory basis to surrender their certificated ADSs to the depositary bank for cancellation and will receive one (1) new ADS in exchange for every two existing ADSs surrendered. Holders of uncertificated ADSs in the Direct Registration System (“DRS”) and in The Depository Trust Company (“DTC”) will have their ADSs automatically exchanged and need not take any action. The exchange of every two existing ADSs then-held for one (1) new ADS will occur automatically, at the Effective Date, with the then-held ADSs being cancelled and new ADSs being issued by the depositary bank. DBV’s ADSs will continue to be traded on the Nasdaq Stock Market under the ticker symbol “DBVT”.

No fractional new ADSs will be issued in connection with the change in the ADS Ratio. Instead, fractional entitlements to new ADSs will be aggregated and sold by the depositary bank and the net cash proceeds from the sale of the fractional ADS entitlements (after deduction of fees, taxes and expenses) will be distributed to the applicable ADS holders by the depositary bank. The ADS Ratio Change will have no impact on DBV’s underlying ordinary shares, and no ordinary shares will be issued or cancelled in connection with the ADS Ratio Change.

As a result of the change in the ADS Ratio, DBV’s ADS trading price is expected to increase proportionally, although the Company can give no assurance that the ADS trading price after the ADS Ratio Change will be equal to or greater than twice the ADS trading price before the change.

About DBV Technologies

DBV Technologies is a clinical-stage biopharmaceutical company developing treatment options for food allergies and other immunologic conditions with significant unmet medical need. DBV is currently focused on investigating the use of its proprietary technology platform, Viaskin™, to address food allergies, which are caused by a hypersensitive immune reaction and characterized by a range of symptoms varying in severity from mild to life-threatening anaphylaxis. Millions of people live with food allergies, including young children. Through epicutaneous immunotherapy (EPIT™), the Viaskin platform is designed to introduce microgram amounts of a biologically active compound to the immune system through intact skin. EPIT is a new class of non-invasive treatment that seeks to modify an individual’s underlying allergy by re-educating the immune system to become desensitized to allergen by leveraging the skin’s immune tolerizing properties. DBV is committed to transforming the care of food allergic people. The Company’s food allergy programs include ongoing clinical trials of Viaskin Peanut in peanut allergic toddlers (1 through 3 years of age) and children (4 through 7 years of age).

DBV Technologies is headquartered in Châtillon, France, with North American operations in Warren, NJ. The Company’s ordinary shares are traded on segment B of Euronext Paris (Ticker: DBV, ISIN code: FR0010417345) and the Company’s ADSs (each representing one-half of one ordinary share) are traded on the Nasdaq Global Select Market (Ticker: DBVT, CUSIP: 23306J101).

For more information, please visit www.dbv-technologies.com and engage with us on X (formerly Twitter) and LinkedIn.

Forward Looking Statements

This press release may contain forward-looking statements and estimates, including the expected impact of the ADS Ratio Change on DBV’s trading price and ability to maintain compliance with the Nasdaq minimum bid price requirement. These forward-looking statements and estimates are not promises or guarantees and involve substantial risks and uncertainties. At this stage, DBV’s product candidates have not been authorized for sale in any country. Among the factors that could cause actual results to differ materially from those described or projected herein include uncertainties associated generally with research and development, clinical trials and related regulatory reviews and approvals, and DBV’s ability to successfully execute on its budget discipline measures. A further list and description of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements in this press release can be found in DBV’s regulatory filings with the French Autorité des Marchés Financiers (“AMF”), DBV’s filings and reports with the U.S. Securities and Exchange Commission (“SEC”), including in DBV’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 7, 2024, and future filings and reports made with the AMF and SEC by DBV. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements and estimates, which speak only as of the date hereof. Other than as required by applicable law, DBV Technologies undertakes no obligation to update or revise the information contained in this Press Release.

Viaskin and EPIT are trademarks of DBV Technologies.

Investor Contact

Katie Matthews

DBV Technologies

katie.matthews@dbv-technologies.com

Media Contact

Aurora Krause

DBV Technologies

aurora.krause-ext@dbv-technologies.com